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Exhibit 10.18

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        This First Amendment to Employment Agreement (the "First Amendment") is made and entered into this 3rd day of March, 2005 by and between TEXAS ROADHOUSE, INC. (the "Company") and SHEILA C. BROWN (the "Executive").

WITNESSETH:

        WHEREAS, the Company and the Executive entered into an Employment Agreement (the "Agreement") dated May 5, 2004; and

        WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") has approved modifications to the Executive's compensation package; and

        WHEREAS, the Company and the Executive wish to modify the Agreement as hereinafter set forth.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.     Effective March 9, 2005, the Executive's base salary as set forth in Section 4(a) of the Agreement shall be increased to the rate of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00) per fiscal year, less deductions and withholdings, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures. The Executive's base salary may be reviewed by the Compensation Committee on or after September 30, 2005, and annually thereafter, to determine whether it should be increased.

        2.     Beginning with fiscal year 2005, the quarterly Incentive Bonus for which the Executive is eligible under Section 4(b) of the Agreement shall be increased to Twelve Thousand Five Hundred and no/100 Dollars ($12,500.00), based upon achievement of defined goals established by the Compensation Committee and in accordance with the terms of any incentive plan of the Company in effect from time to time. The amount of the Executive's quarterly Incentive Bonus may be reviewed by the Compensation Committee on or after September 30, 2005, and annually thereafter, to determine whether it should be increased.

        3.     Pursuant to the 2004 Equity Incentive Plan of the Company, Executive shall be granted options (the "Options") to purchase 51,563 shares of Class A Common Stock at an exercise price equal to 100% of the fair market value of the shares on the grant date. The grant date shall be that date which follows the third (3rd) full trading date after the public release of the Company's fourth quarter 2004 earnings. The Options shall vest in accordance with the following schedule:

Date	Amount Vesting
First Anniversary of the grant date	10,313 shares
Second Anniversary of grant date	10,313 shares
Third Anniversary of grant date	30,937 shares

        4.     Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect. In the event of any discrepancy between the Employment Agreement and this Amendment, this Amendment shall be controlling as to the subject matter covered herein. Any capitalized term used but not defined herein shall have the meaning set forth in the Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first set forth above.

TEXAS ROADHOUSE, INC.
By:	/s/ G.J. HART G.J. Hart, Chief Executive Officer
/s/ SHEILA C. BROWN SHEILA C. BROWN

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  Exhibit 10.18